Exhibit 10.5

August 17, 2021

Imperial Capital, LLC
10100 Santa Monica Boulevard, Suite 2400
Los Angeles, California 90067

Re: Initial Public Offering

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between CENAQ Energy Corp., a Delaware corporation (the “Company”), and Imperial Capital, LLC, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 15,000,000 of the Company’s units (including up to 2,250,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and three-quarters of one redeemable warrant (the “Public Warrants”). Each whole warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”), and the Company shall apply to have the Units listed on the NASDAQ Capital Market. Certain capitalized terms used herein are defined in paragraph 4 hereof.

The Underwriters have committed to purchase an aggregate of 1,500,000 private placement warrants (or 1,725,000 warrants if the over-allotment option is exercised in full) on terms identical to the Public Warrants at a price of $1.00 per whole warrant (“Private Placement Warrants”).

The Company also agreed to issue to the Underwriters and/or its designees, 165,000 shares of Common Stock (or 189,750 shares if the Underwriters exercise their over-allotment option in full) upon the consummation of the Public Offering (“Representative Shares”).

The Underwriters hereby agree as follows:

1. If the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, they shall (i) vote any shares of Common Stock owned by the Underwriters (including the Representative Shares), in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by them in connection with such stockholder approval.

2. The Underwriters acknowledge that they have no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company. The Underwriters hereby further waive any redemption rights they may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of Common Stock.

3. (a) The Underwriters agree that they shall not Transfer any Representative Shares until the earlier of (A) six months year after the completion of the Company’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 75 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Representative Shares Lock-up Period”).

(b) The Underwriters agree that they shall not Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Representative Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Representative Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants, and that are held by the Underwriters or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Underwriters’ officers, directors and any affiliates or family members of any of the Underwriters’ officers and directors; (b) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (c) transfers in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (d) transfers by virtue of the laws of the State of Delaware; and (e) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

4. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (iii) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; and (iv) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

5. Except for the Underwriting Agreement, this Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Underwriters and their respective successors, heirs and assigns and permitted transferees.

7. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

8. This Letter Agreement may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of Houston, in the State of Texas, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

11. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or electronic transmission.

12. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021.

CENAQ Energy Corp.

By:	/s/ Michael J. Mayell
Name:	Michael J. Mayell
Title:	President

Imperial Capital, LLC, as Representative of the Underwriters

By:	/s/ Chris Shepard
Name:	Chris Shepard
Title:	Executive Vice President

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